UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2016

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 29, 2016, W&T Offshore, Inc. (with subsidiaries referred to herein as “we,” “us,” “our,” or the “Company”) entered into a Fourth Amendment (the “Fourth Amendment”) dated July 28, 2016 to that certain Fifth Amended and Restated Credit Agreement dated as of November 8, 2013, among the Company, Toronto Dominion (Texas) LLC, as administrative agent (in such capacity, “Administrative Agent”), and certain of our lenders and other parties thereto (as heretofore amended, the “Credit Agreement”). The effectiveness of the Fourth Amendment is conditioned on, among other requirements, the concurrent consummation of each of the following on or prior to October 31, 2016, (a) the participation in the Exchange Offer (as defined below) by holders of at least 85% of the $900.0 million of outstanding principal amount of our 8.500% Senior Notes due 2019 (the “Existing Notes”) and (b) the repayment of a portion of outstanding borrowings under the Credit Agreement with all of the net cash proceeds of a $75.0 million term loan under a senior secured 1.5 lien term loan credit agreement to be entered into among the Company, an administrative agent and certain holders of our Existing Notes and others as lenders (the “1.5 Lien Credit Agreement”).

On the effective date of the Fourth Amendment (the “Fourth Amendment Effective Date”), the Fourth Amendment will:

(a) permit our currently outstanding offer (the “Exchange Offer”) to certain eligible holders to exchange our Existing Notes for an aggregate maximum (assuming all $900.0 million outstanding principal amount is exchanged) of (i) 62.1 million shares of common stock, par value $0.00001 per share, of the Company, (ii) $202.5 million aggregate principal amount of our new 9.00%/10.75% Senior Second Lien PIK Toggle Notes due 2020 and (iii) $180.0 million aggregate principal amount of (A) our new unsecured 8.50%/10.00% Senior PIK Toggle Notes due 2021 or (B) in the event less than 90% of outstanding principal of the Existing Notes are exchanged in the Exchange Offer, our new 8.50%/10.00% Senior Third Lien PIK Toggle Notes due 2021;

(b) permit the issuance of a $75.0 million senior secured 1.5 lien term loan pursuant to the 1.5 Lien Credit Agreement;

(c) permit additional exchanges of the remaining Existing Notes for an aggregate consideration not exceeding $35.0 million if, before and after giving effect thereto, among other things, (i) there are no borrowings outstanding and no more than $5.0 million in letters of credit outstanding under the Credit Agreement and (ii) after giving effect to any prepayments required in connection with the anti-cash hoarding provision described below, we have a cash balance of at least $35.0 million; and

(d) reaffirm the borrowing base under the Credit Agreement at $150.0 million and defer the next scheduled borrowing base redetermination date to April 1, 2017 without an elective interim redetermination by the lenders prior to that date.

Additionally, on the Fourth Amendment Effective Date, the Credit Agreement will be amended as follows: (a) the interest rate margin for borrowings under the Credit Agreement will be increased by 0.75% at all levels to a margin that varies from 3.00% to 4.00% for LIBOR loans and from 2.00% to 3.00% for alternate base rate loans depending, in each case, on the level of total borrowings under the Credit Agreement and with alternate base rate loans bearing interest at a rate in any event not less than the applicable interest rate margin, (b) the Company will be required to maintain minimum liquidity (defined as the sum of unrestricted cash and availability under the Credit Agreement) of $15.0 million at all times, (c) the Company will be subject to an anti-cash hoarding provision that will require us, as long as our outstanding obligations under the Credit Agreement exceed $5.0 million, to make weekly mandatory prepayments of the borrowings outstanding under the Credit Agreement to the extent our cash balance exceeds $35.0 million (subject to certain exclusions) and (d) the Company will be required to maintain all of its accounts (with certain exceptions) with the administrative agent or a lender under the Credit Agreement subject to a control agreement.

The Fourth Amendment will also amend the existing financial covenants as follows: (i) the Secured Debt Leverage Ratio will be eliminated, (ii) the First Lien Leverage Ratio will increase from 1.50 to 1.00 to 2.50 to 1.00 as of the end of each fiscal quarter with a stepdown to 2.00 to 1.00 beginning with the fiscal quarter ending September 30, 2017 and (iii) the Company must maintain an asset coverage ratio of Total Proved PV-10 to the outstanding principal amount of the Obligations of the Company and its subsidiaries of 1.25 to 1.00 to be measured as of September 30, 2016 and December 31, 2016.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are included as part of this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Fourth Amendment to the Fifth Amended and Restated Credit Agreement, dated as of July 28, 2016, by and among W&T Offshore, Inc., Toronto Dominion (Texas) LLC, as agent and the various agents and lenders party thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC.
(Registrant)

Dated: August 3, 2016	By:	/s/ John D. Gibbons
	Name:	John D. Gibbons
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fourth Amendment to the Fifth Amended and Restated Credit Agreement, dated as of July 28, 2016, by and among W&T Offshore, Inc., Toronto Dominion (Texas) LLC, as agent and the various agents and lenders party thereto.

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